Exhibit 99.1

News Release
Amkor Files Quarterly Report On Form 10-Q, Cures Alleged Defaults on Outstanding Debt and
Terminates Consent Solicitation
Announces Completion of Stock Option Review and Financial Restatement
CHANDLER, Ariz., October 6, 2006 — Amkor Technology, Inc. (NASDAQ: AMKR) today filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (the “Quarterly Report”). The filing of the Quarterly Report cures the alleged default under the indentures governing each of the Company’s outstanding series of notes. In addition, Amkor filed today its annual report on form 10-K/A for the year ended December 31, 2005 and its quarterly report on Form 10-Q/A for the quarter ended March 31, 2006 containing restatements of financial results for 2003, 2004 and 2005 and the first quarters of 2005 and 2006.
Amkor previously announced that it expected to record additional non-cash stock-based compensation expense in connection with the investigation of its historical stock option practices. The restatement reflects aggregate non-cash stock-based compensation charges totaling $106 million (after tax), for the period January 1, 1998 through June 30, 2006. Approximately $90 million of this amount relates to years 1998-2002.
The restatements arise from the completion of the investigation of a Special Committee of the Board of Directors, assisted by independent counsel, of Amkor’s historical stock option practices. The key findings arising from the investigation include the following:
•	The investigation did not support a finding of intentional manipulation of stock option pricing by any member of Amkor’s existing management team;

•	The Special Committee believes there is evidence that supports a finding of intentional manipulation of stock option pricing by one former executive; and that there is some evidence supporting a finding that two other former executives may have been aware of, or participated in, this conduct;

•	Stock option grant practices were not recognized as a significant risk, and the company allowed its human resources department to control and administer the stock option grant process without adequate input or supervision from the Compensation Committee and the Board of Directors;

•	The company did not assure that personnel involved in the stock option grant practice understood their roles and responsibilities;

•	Personnel received inadequate supervision and training regarding compliance with generally accepted accounting principles relating to stock options;

•	The Compensation Committee’s policies and procedures regarding stock option grants were inadequate; and

•	Amkor did not have adequate processes or procedures for stock option grants, which constituted a material weakness in internal controls over financial reporting.
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As previously announced, Amkor is currently the subject of an investigation by the Securities and Exchange Commission regarding, among other matters, its historical stock option grant practices. Amkor intends to continue to fully cooperate with the SEC.
On August 15, 2006, Amkor disclosed that it had received letters from U.S. Bank National Association as trustee and Wells Fargo Bank, N.A. as trustee alleging that the failure of Amkor to file its Quarterly Report constituted a default under the indentures governing each of the Company’s outstanding series of notes. The default provisions of the indentures contain 60-day cure periods. With the filing of the Quarterly Report, Amkor has cured this alleged default under the indentures.
On September 14, 2006, Amkor commenced a consent solicitation from the holders of its 9.25% Senior Notes due 2016, 7 1/8% Senior Notes due 2011, 7.75% Senior Notes due 2013, 9.25% Senior Notes due 2008, 10.5% Senior Subordinated Notes due 2009, 5% Convertible Subordinated Notes due 2007 and 2.50% Convertible Senior Subordinated Notes due 2011 for a waiver of compliance by Amkor with certain covenants in the indentures governing each series of notes. The cure of the alleged default under the indentures renders the consent solicitation unnecessary, and, accordingly, the solicitation is being terminated by the Company. Consistent with the terms of the Consent Solicitation Statements, Amkor will not accept any of the consents for payment and will not pay a consent fee to the holders of any series of notes.
About Amkor
Amkor is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Forward-Looking Statement Disclaimer
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements with respect to the Company’s cure of the alleged defaults under the indentures governing the notes. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially include: the completion and filing of the applicable documents with the Securities and Exchange Commission and the Company’s fulfillment of the obligations under the applicable indentures. Therefore, any forward-looking statements in this press release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.
Contact:
Amkor Technology, Inc.
Jeffrey Luth
VP Corporate Communications
480-821-5000, ext. 5130
jluth@amkor.com